Exhibit 5
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497
Phone: Fax:	(414) 277-5000 (414) 271-3552
www.quarles.com
May 16, 2008
Plexus Corp.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156
Ladies and Gentlemen:
Reference is made to the registration statement on Form S-8 (the “Registration Statement”) to be filed by Plexus Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of the Company’s Common Stock, $.01 par value (“Common Stock”), and related Preferred Stock Purchase Rights (the “Rights”) which may be issued pursuant to the Plexus Corp. 2008 Long-Term Incentive Plan (the “Plan”).
We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Amended and Restated Shareholder Rights Agreement, dated as of August 13, 1998, (as amended through November 14, 2000) between the Company and Firstar Bank, N.A. (n/k/a US Bank, N.A.), as Rights Agent, and the Agreement of Substitution and First Amendment to the Amended and Restated Shareholder Rights Agreement dated as of December 5, 2002 (together, the “Rights Agreement”); (iv) the Plan; (v) the corporate proceedings relating to the adoption of the Plan; and (vi) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.
Based on the foregoing, it is our opinion that:
     1. The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.
     2. The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable by the Company.

     3. The Rights associated with the Common Stock, when issued pursuant to the terms of the Rights Agreement, will be validly issued.
We consent to the use of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Quarles & Brady LLP
QUARLES & BRADY LLP